Exhibit 10.3

May 5, 2006

Ken Dunaj

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Dear Ken:

I am pleased to offer you the position of Chief Operating Officer at Restoration Hardware, Inc. (the “Company”). I’m confident that you will find our Company to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title	Chief Operating Officer, reporting to the Chief Executive Officer.

Salary	$450,000 per year, paid bi-weekly.

Bonus

You will receive a signing bonus of $100,000, which will be payable on the first payroll following your date of hire. If you voluntarily resign or are terminated for “Cause” (as defined in Attachment A) on or prior to the one year anniversary of your first date of employment, you agree that you will reimburse the Company for a pro-rated share of the signing bonus, which shall be calculated by dividing the number of days you were employed by the Company by 365.

You also will be guaranteed a minimum bonus of $200,000 for Fiscal Year 2006, provided your employment does not terminate due to your voluntary resignation or a termination before the distribution of bonuses for Fiscal Year 2006. Such bonus will be payable when the Company distributes its annual incentive bonuses to other senior officers for such fiscal year.

Management Incentive Program	For each fiscal year from and including Fiscal Year 2006, you will be eligible to participate in the Management Incentive Program. Your eligibility range will be up to 100% of your base pay. Your guaranteed bonus amount (other than your signing bonus) for Fiscal Year 2006 referred to above will be credited against your actual bonus for Fiscal Year 2006. You will receive full plan details after your arrival at the Company.

Stock Option Grant

Subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will receive 400,000 stock options at the fair market value of our common stock on the grant date thereof, which will be your first day of employment with the Company. Stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. Your initial option grant will be an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code.

In the event your employment with the Company is terminated for any reason other than death, disability or for Cause, you will have three months following your termination of employment to exercise the vested portion of your initial option grant. In the event your employment with the Company is terminated for Cause, your initial option grant will terminate concurrently with your termination of employment. In the event your employment with the Company is terminated due to your death or disability, you will have twelve months following your termination of employment to exercise the vested portion of your initial option grant. In no event may your initial option grant be exercised after the expiration of its ten-year term.

In addition, you will be eligible to receive options or other equity of the Company on an annual basis in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. The type and amount of equity of the Company that you will be eligible to receive in any year in accordance with the Company’s 1998 Stock Incentive Plan generally will be consistent with the type and amount of equity that other similarly-situated senior officers of the Company will be eligible to receive in such year.

Severance	Should your employment be terminated “Not for Cause” (as defined in Attachment A) by the Company, other than in connection with a “Change of Control” (as defined in Attachment B), you will receive salary continuation for a period of twelve (12) months from your termination date. In the event that you resign or are terminated by the Company for Cause, you will not be eligible to receive any severance pay. Your entitlement to any severance payments will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the Company’s written release. (See Attachment A)

Change of Control	Should there be a Change of Control of the Company (See Attachment B) and you, within 12 months thereafter, are subject to an “Involuntary Termination” (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, salary continuation for a period of twelve (12) months from your termination date at the annual rate of your base salary. In addition, your initial stock option grant will vest in full upon a Change of Control. Your entitlement to any severance payments and acceleration of your stock option grant will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release. (See Attachment A) In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Non-Compete Provision	You acknowledge and agree that in your role as Chief Operating Officer you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, and in consideration of the severance and benefits provided to you under this offer letter, you agree not to work in a capacity that would compete directly with the Company, or solicit any employees or customers of the Company, for a period of one (1) year following the effective date of your resignation from or termination by the Company for any reason, as set forth in Attachment C. In the event that you breach this provision all severance and other benefits shall cease.

Car Allowance	You will receive a car allowance of $500.00 per month.

401(k) Plan	You will be eligible to participate in the Company’s 401(k) Plan on the first enrollment dates following your date of hire.

Medical Benefits	You will be eligible to participate in the Company’s healthcare program per the Company’s guidelines.

Vacation	15 business days (3 calendar weeks) per year.

Employee Discount	You will be eligible for a 40% associate discount on merchandise of the Company.

Miscellaneous Benefits:	You will be eligible for other benefits as set forth in the relocation policy (and other policies, if any) attached hereto as administered in accordance with the Company’s customary practices and procedures.

The language that follows reflects our standard offer letter language. We do not mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and the Company is called “at-will employment.” This means that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without Cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on (a) you executing a Proprietary Information and Inventions Agreement, (b) you providing the Company with legal proof of your identity and authorization to work in the United States at time of hire and (c) successful completion of a routine background investigation and references check.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

Ken, we are very excited about you joining the “Resto” team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Gary Friedman

Gary Friedman

Chairman, President and Chief Executive Officer

Þ I understand and agree to the terms of this offer of employment:

/s/ Ken Dunaj	5/9/06
Ken Dunaj	Date

cc:	Associate’s File

Attachment A

Severance. In the event that your employment is terminated Not for Cause by the Company, other than in connection with a “Change of Control” (as defined in Attachment B), you will be eligible to receive severance pay in the form of salary continuation for a period of twelve (12) months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You acknowledge that except as expressly provided in this offer letter, you will not receive any additional compensation, severance or benefits after your termination of employment. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. In the event that the Company terminates your employment for “Cause” (as defined below), you shall not be entitled to receive any of the severance payments or benefits described above, and the Company shall pay you all compensation due and owing through the last day actually worked; thereafter the obligations of the Company under this offer letter shall cease.

If you are subject to an Involuntary Termination within 12 months following a Change of Control, you will be eligible to receive severance pay in the form of salary continuation for a period of 12 months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You also will receive full vesting of your initial stock option grant of 400,000 stock options only. You agree and acknowledge that your right to receive the severance payments and acceleration of your initial stock option grant shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Definition of Cause and Not for Cause. For purposes of determining your eligibility for the above-described severance payments and benefits, the Company may terminate your employment for “Cause” if: (a) you exhibit persistent deficiencies in performance or gross incompetence, (b) you breach any material term of this offer letter or any other written agreement you have with the Company, (c) you have been convicted of a felony involving fraud or dishonesty, (d) you die or suffer from a “Disability” (as defined below) during your continued employment with the Company, (e) you intentionally and continually fail to substantially perform your reasonably assigned duties with the Company (other than a failure resulting from your assignment of duties that would constitute an “Involuntary Termination” (as defined in Attachment B) following a Change of Control), which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to perform, or (f) you intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of your employment shall be for Cause as set forth in clause (f) above until there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (f) and specifying the particulars

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thereof in detail. No act, nor failure to act, on your part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company.

For purposes of this offer letter, the term “Not for Cause” shall mean termination of your employment by the Company for reasons other than for “Cause.”

Termination by Employee. In the event that you elect to terminate your employment for any reason other than in connection with an Involuntary Termination within 12 months following a Change of Control, the Company shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of the Company under this offer letter shall cease.

Disability. “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period. If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment. The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease. Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.

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Attachment B

Definitions:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i) your involuntary dismissal or discharge by the Company Not for Cause, or

(ii) your voluntary resignation within 45 days following one or more of the following events:

(A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report,

(B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), other than a reduction that is similar in percentage or nature to a reduction generally applicable to all similarly-situated senior officers of the Company, or

(C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

“Change of Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of date this offer letter, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, that if the appointment, election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this offer letter, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as “Non-Control Transactions”):

(1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

(d) A complete liquidation or dissolution of the Company; or

(e) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

(f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur; provided further that no Change of Control shall be deemed to have occurred under (a) or (c) above merely because individuals and entities who, individually, as of the date of the offer letter have Beneficial Ownership of at least 5% of the Voting Securities have, immediately after the transaction described in (a) or (c) above, Beneficial Ownership, in the aggregate, of more than 50% of the Voting Securities of the Company or successor or parent thereof if both (i) no one such individual or entity has, immediately after such a transaction, Beneficial Ownership of more than 50% and (ii) the transaction does not result in the Company or successor or parent thereof becoming a private company.

Notwithstanding anything contained in this offer letter to the contrary, if your employment is terminated prior to a Change of Control and the Board of Directors of the Company

determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who subsequently effectuates a Change of Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then, for all purposes of this offer letter, the date of a Change of Control with respect to you shall mean the date immediately prior to the date of such termination of your employment.

Excise Tax Payments:

(1) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise in connection with, or arising out of, your employment with the Company or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to you shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless you have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(2) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and you within five (5) days after the termination date, if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you, subject to the application of paragraph (3) below.

(3) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, you will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in paragraph (1) above.

(a) If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you must repay such Excess Payment to the Company; provided, that no Excess Payment will be repaid by you to the Company unless, and only to the extent that, the repayment would either reduce the amount on which you are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(b) In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to you until the date of payment.

Compliance with Section 409A:

This Agreement is intended to comply with Section 409A of the Code (as amplified by any IRS or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. You acknowledge that the Company, in the exercise of its sole discretion and without your consent, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any IRS or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any IRS or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which you would otherwise be entitled during the six (6) month period following the termination of your employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

Attachment C

Confidential Information. You agree to hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data, including proprietary information and trade secrets, relating to the Company and its businesses, which shall have been obtained by you prior to or in the course of your employment by the Company (“Confidential Information”), provided, however, that Confidential Information shall not retain its status as such if the Confidential Information (i) is publicly known through no act or omission by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party, or (iii) is known by you prior to receiving it from the Company, provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party. You also shall have the right to disclose Confidential Information to the extent required by law, provided that you first give prompt written notice to the Company regarding the intention to make such disclosure and, provided, further, you request confidential treatment of such Confidential Information to the fullest extent permitted by law. Whether before or after termination of your employment with the Company, you shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for you to carry out you responsibilities as an executive of the Company.

You also represent and warrant and covenant that you shall not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information or trade secrets of others at any time, and you acknowledge and agree that any violation of this provision shall be grounds for your immediate termination for Cause and could subject you to substantial civil liabilities and criminal penalties. You further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed you to disclose or use any such third party confidential or proprietary information or trade secrets.

Restriction on Competition. You acknowledge and agree that in your role as Chief Operating Officer you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, including the goodwill and customers of the Company of which you will have an interest in your role as an employee and officer of the Company, or its subsidiaries, and to preserve and protect the goodwill and business interests of the Company going forward, and in consideration of the severance and benefits provided to you under the offer letter, you agree that, for a period of one (1) year from your termination of employment for any reason (the “Restricted Period”), you will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. “Restricted Business of Restoration Hardware, Inc.” is defined in Attachment D.

Restrictions on Solicitation after Termination. In consideration of the severance and benefits provided to you under the offer letter, you agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than

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the Company (i) solicit or endeavor to entice away from the Company any person or entity who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of the Company; (ii) solicit or endeavor to entice away from the Company any person or entity who is, or was within the then most recent 12-month period, a customer of the Company; (iii) attempt to solicit any business that is related to the business of the Company or any business that is competitive with the Company; or (iv) assist any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. in taking such action set forth in clauses (i), (ii) or (iii). Furthermore, during the Restricted Period, you shall not, for yourself or for any other entity, hire or employ any person who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of, the Company.

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Attachment D

Definition of “Restricted Business of Restoration Hardware, Inc.” “Restricted Business of Restoration Hardware, Inc.” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

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Relocation Policy

BENEFITS	DETAILS

Miscellaneous Relocation Allowance	$5,000 grossed up for tax purposes

House Hunting Trips	One trip not to exceed 6 nights / 7 days, to include lodging, meals and transportation for employee and spouse.

Shipment of Household Goods	Packing, loading, shipping and unloading normal household goods with company assigned authorized carriers.

Storage of Household Goods	Up to ninety (90) days.

Shipment of Automobile	Ship one personal automobile if distance is more than 750 miles, or mileage reimbursed for up to two automobiles.

Temporary Living	Up to ninety (90) days lodging and meals (excluding lunches during work week), with one trip every other weekend to and from employee’s home address only.

Selling Costs of Former Home	Normal and customary selling costs.

New Home Closing Costs

If homeowner, reimbursable expenses will include:

•      Loan application/ commitment fees

•      Legal fees

•      Origination fee (max 1%)

•      Recording fees

•      Credit/appraisal reports

•      Tax search

•      Title Ins. (lender coverage only)

•      Survey

•      Closing/escrow/settlement fees

•      Transfer taxes/stamps

•      Home Inspection

Final Trip to New Location	For employee and family – reimbursement of reasonable lodging, meals and transportation.

Duplicate Mortgage	Up to three (3) months.

Tax Information

Gross-up includes deductible and non-deductible expenses.

Non-deductible (taxed and grossed-up)

•      Final move, meals & mileage

•      Pre-move travel

•      Temporary living

•      Expenses of buying new residence (excluding origination fees or points)

Deductible

•      Loan origination or points

FIRST AMENDMENT

TO

OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) is executed and delivered effective as of November 15, 2007, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and Ken Dunaj, an individual resident of the State of California (“Employee”).

RECITALS

WHEREAS, the Company and Employee previously executed and delivered an Offer Letter, dated as of May 5, 2006 (the “Original Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Original Agreement in order to provide for a Retention Incentive Payment (as defined below), enhanced severance protection and a limitation of the events comprising “Involuntary Termination” following a Change of Control, pursuant to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement.

2. A new section is hereby added to the Original Agreement following the section on “Miscellaneous Benefits,” reading as follows and effective for thirty-six (36) months from the date hereof:

Retention Incentive Payment	In the event of a Change of Control (as defined in Attachment B), the Company shall pay you a one-time retention incentive payment of Two Hundred Fifty Thousand Dollars ($250,000), less state, federal and other applicable tax withholdings (the “Retention Incentive Payment”), within thirty (30) days of the consummation of the Change of Control (“Change of Control Date”), provided that you have continued to be employed by the Company through the Change of Control Date. Notwithstanding the preceding sentence, if within sixty (60) days prior to the Change of Control Date with respect to a Change of Control that constitutes a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Internal Revenue Code Section 409A (“409A Change of Control”), the Company has terminated your employment Not for Cause, the Retention Incentive Payment shall be payable within thirty (30) days of the Change of Control Date. If within sixty (60) days prior to the Change of Control Date with respect to a Change of Control that does not constitute a 409A Change of Control, the Company has terminated your employment Not for Cause, the Retention Incentive Payment shall be payable within sixty (60) days of your “separation from service” under Code Section 409A. The Retention Incentive Payment shall only be payable, if at all, with respect to the first Change of Control occurring after the date hereof.

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3. The section on “Change of Control” of the Original Agreement is hereby replaced in its entirety with the following:

Change of Control	Should there be a Change of Control of the Company (See Attachment B), your initial stock option grant will vest in full upon such Change of Control. In addition, if either on such Change of Control date or within (18) months after the Change of Control, you are subject to an “Involuntary Termination” (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, compensation continuation for a period of twelve (12) months from your termination date at the rate of two (2) times your annual base salary plus two (2) times your target bonus, which target bonus for this sole purpose shall be Three Hundred Thousand Dollars ($300,000). Your entitlement to any severance payments and acceleration of your stock option grant will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release. (See Attachment A) In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B. This section shall govern the benefits payable in the event of your Involuntary Termination in the eighteen (18) months after a Change of Control, notwithstanding any inconsistent language in Attachment A, and any inconsistent language shall be of no force or effect. In the event this section is effective, no other severance or similar benefits shall be payable hereunder.

4. The definition of “Involuntary Termination” on Attachment B to the Original Agreement is hereby replaced in its entirety with the following:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i) your involuntary dismissal or discharge by the Company Not for Cause, or

(ii) your voluntary resignation within 45 days following one or more of the following events:

(A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report (but excluding (x) a reduction in duties or responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the chief executive officer of the Company remains as the senior executive officer of a division or subsidiary of the acquirer, which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or (y) a change in your reporting position such that you no longer report directly to the chief executive officer of a publicly-traded company; provided, that, for the avoidance of doubt, you will be deemed to have sustained a material reduction in

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your duties or responsibilities if you are no longer reporting directly to one of the following (i) the Company’s Chief Executive Officer, (ii) the parent company’s Chief Operating Officer or Chief Executive Officer, (iii) the head of the operating group covering the Company, or (iv) any other person holding a substantially equivalent position to any of such preceding clauses (i) through (iii)),

(B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), other than a reduction that is similar in percentage or nature to a reduction generally applicable to all similarly situated senior officers of the Company, or

(C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

5. The section at the end of Attachment B to the Original Agreement with the heading “Compliance with Section 409A” is amended to read as follows:

Compliance with Section 409A:

This Agreement is intended to comply with Section 409A of the Code (as amplified by any IRS or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. You acknowledge that the Company, in the exercise of its sole discretion and without your consent, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any IRS or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any IRS or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, if, upon your separation from service, you are then a “specified employee” (as defined in Section 409A of the Code), then only to the extent necessary to comply with Code Section 409A and avoid imposition of taxes under Code Section 409A, the Company will defer payment of certain of the amounts owed to you under this Agreement until the earlier of your death or the first business day of the seventh month following your separation from service. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). Notwithstanding anything to the contrary, no actions taken pursuant to this section shall reduce the total amount of payments and benefits owed to you and to be paid to you under this Agreement.

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6. You will be entitled to reimbursement for reasonable attorney’s fees incurred by you in negotiating the terms of this Amendment, not to exceed $10,000 unless approved by the Company. Except as provided above in this Amendment, all terms, covenants and conditions in the Original Agreement shall remain in full force and effect and shall not be affected by this Amendment.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument,

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereby execute this First Amendment to Offer Letter as of the date first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Gary Friedman	/s/ Ken Dunaj
	Name: Gary Friedman	Ken Dunaj
	Title: Chairman, CEO and President	EVP & COO

SIGNATURE PAGE TO FIRST AMENDMENT TO OFFER LETTER

EXECUTION COPY

SECOND AMENDMENT

TO

OFFER LETTER

THIS SECOND AMENDMENT TO OFFER LETTER (this “Amendment”) is executed and delivered effective as of March 31, 2009, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and Ken Dunaj, an individual resident of the State of California (“Employee”).

RECITALS

WHEREAS, the Company and Employee previously executed and delivered an Offer Letter, dated as of May 5, 2006 (the “Original Agreement”), and the First Amendment to the Offer Letter, dated as of November 15, 2007 (the “First Amendment” and together with the Original Agreement, the “Agreement”);

WHEREAS, a “Change of Control” of the Company, within the meaning of such definition as constituted in Attachment B of the Original Agreement, was consummated on June 17, 2008 (the “Catterton/Tower III Change of Control”);

WHEREAS, the change in Employee’s reporting relationship, effective April 1, 2009 (the “Reporting Change”), constitutes a material reduction in the level of management to which Employee reports within the meaning of Section (ii)(A) of the definition of “Involuntary Termination” in the First Amendment; and

WHEREAS, the Company and Employee now wish to further amend the Agreement in order to (i) provide for an extended period following the Catterton/Tower III Change of Control during which Employee may receive severance as a result of an Involuntary Termination and also extending the period during which Employee may voluntarily resign for any event constituting an Involuntary Termination, including but not limited to the Reporting Change; and (ii) modify the Agreement’s Change of Control provisions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2. The section entitled “Change of Control” in the Original Agreement, as amended by the First Amendment, is hereby replaced in its entirety with the following:

Change of Control. If, either on or within eighteen (18) months following a Change of Control of the Company (as defined in Attachment B), you are subject to an “Involuntary Termination” (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, at your election, one of the following: either (i) compensation continuation (paid according to the Company’s regular payroll schedule) for a period of twelve (12) months from your termination date at the rate of two (2) times your annual base salary plus two (2) times your target bonus, which target

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EXECUTION COPY

bonus for this sole purpose shall be Three Hundred Thousand Dollars ($300,000), provided that you surrender all vested incentive units (“Incentive Units”) granted to you under the Home Holdings, LLC 2008 Team Resto Ownership Plan (the “Plan”) as of your termination date for zero value; or (ii) compensation continuation (paid according to the Company’s regular payroll schedule) for a period of twelve (12) months from your termination date at the rate of one (1) times your annual base salary plus one (1) times your target bonus, which target bonus for this sole purpose shall be Three Hundred Thousand Dollars ($300,000), with no requirement to surrender your vested Incentive Units for zero value. Your entitlement to severance payments will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release (and such written release shall be a mutual release of claims and shall be limited to releasing claims you or the Company may then have and the Company shall provide such written release to you for your consideration (and potential execution) no later than two days after your termination date). In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B provided, however, that the Company has concluded that no part of the severance or other payments or benefits to be paid to you under this Agreement or otherwise which are attributable to the Catterton/Tower III Change of Control (as defined below) constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and the Company will report and withhold taxes, as applicable, consistent with such position. This section shall govern the benefits payable in the event of your Involuntary Termination in the eighteen (18) months after a Change of Control. In the event this section is effective, no other severance or similar benefits shall be payable hereunder.

3. A new section entitled “Catterton/Tower III Change of Control” hereby is added to the Agreement, following the section entitled “Change of Control,” to read as follows:

Catterton/Tower III Change of Control. The foregoing section entitled Change of Control (as amended by the First and Second Amendments), and the definition of “Involuntary Termination” on Attachment B (as amended by the First Amendment) are modified as follows solely with respect to the Change of Control of the Company that was consummated on June 17, 2008 (the “Catterton/Tower III Change of Control”):

(i) The period during which you shall be entitled to receive the severance described in the section entitled Change of Control (as amended by the First and Second Amendments) following an Involuntary Termination hereby is extended to cover any Involuntary Termination that occurs on or before April 30, 2010.

(ii) The requirement to resign within 45 days following an event described in clause (ii) of the definition of Involuntary Termination in order to receive the severance described in the section entitled Change of Control (as amended by the First and Second Amendments) hereby is waived through and including April 30, 2010. Instead, you shall be required to give the Company sixty (60) days notice in advance of the date of your voluntary resignation. For avoidance of doubt, this means that the latest you could give notice to the Company under this section Catterton/Tower III Change of Control is

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EXECUTION COPY

March 2, 2010, for a termination on April 30, 2010. The Company shall have the right to waive all or part of the sixty (60) day notice period and to terminate your employment at any time after such notice is given.

4. The following new sentence hereby is appended to the end of the “Compliance with Section 409A” section in Attachment B as follows:

Notwithstanding anything to the contrary, the Company has concluded that the severance or other payments or benefits to be paid to you under this Agreement which are attributable to the Catterton/Tower III Change on Control (as defined above), along with the modifications to the Agreement created by this Amendment, either are (i) exempt from Section 409A of the Code or (ii) compliant with Section 409A of the Code, and the Company will report and withhold taxes, as applicable, consistent with such position.

5. Employee acknowledges and agrees that the modifications to the Agreement in this Amendment, including, but not limited to, the modifications in Sections 2 and 3 hereof, do not per se constitute grounds for an Involuntary Termination.

6. Except as provided above in this Amendment, all terms, covenants and conditions in the Agreement (for the avoidance of doubt, including the First Amendment) shall remain in full force and effect and shall not be affected by this Amendment.

7. The Company shall pay for all legal fees, costs and expenses actually incurred by Employee in connection with the negotiation, preparation and execution of this Amendment up to $10,000. The Company shall directly make full cash payment to Employee’s legal counsel for such fees and costs within 30 days after the Company’s receipt of applicable invoices and such invoices shall be provided to the Company within 45 days after execution of this Amendment.

8. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

[SIGNATURE PAGE FOLLOWS]

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereby execute this Second Amendment to Offer Letter as of the date first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Deborah Ellinger	/s/ Ken Dunaj
	Deborah Ellinger	Ken Dunaj
President

SIGNATURE PAGE TO SECOND AMENDMENT TO OFFER LETTER

THIRD AMENDMENT

TO

OFFER LETTER

THIS THIRD AMENDMENT TO OFFER LETTER (this “Amendment” is executed and delivered effective as of January 6, 2010, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and Ken Dunaj, an individual resident of the State of California (“Employee”).

RECITALS

WHEREAS, the Company and Employee previously executed and delivered an Offer Letter, dated as of May 5, 2006 (the “Original Agreement”), the First Amendment to the Offer Letter, dated as of November 15, 2007 (the “First Amendment”), and the Second Amendment to the Offer Letter, dated as of March 31, 2009 (the “Second Amendment, and together with the Original Agreement and the First Amendment, the “Agreement”);

WHEREAS, a “Change of Control” of the Company, within the meaning of such definition as constituted in Attachment B of the Original Agreement, was consummated on June 17, 2008 (the “Catterton/Tower III Change of Control”);

WHEREAS, the change in Employee’s reporting relationship, effective April 1, 2009 (the “Reporting Change”), constituted a material reduction in the level of management to which Employee reports within the meaning of Section (ii)(A) of the definition of “Involuntary Termination” in the First Amendment;

WHEREAS, in the Second Amendment, the Company and Employee agreed, among other things, to provide for an extended period following the Catterton/Tower III Change of Control during which Employee may receive severance as a result of an Involuntary Termination and also to extend the period during which Employee may voluntarily resign for any event constituting an Involuntary Termination, including but not limited to the Reporting Change; and

WHEREAS, the parties hereto desire to further extend the period following the Catterton/Tower III Change of Control during which Employee may receive severance as a result of an Involuntary Termination and to further extend the period during which Employee may voluntarily resign for any event constituting an Involuntary Termination, including but not limited to the Reporting Change, in each case until March 1, 2011.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2. Subsections (i) and (ii) of the section entitled “Catterton/Tower III Change of Control” hereby are amended to read as follows:

(i) The period during which you shall be entitled to receive the severance described in the section entitled Change of Control (as amended by the First and Second Amendments) following an Involuntary Termination hereby is extended to cover any Involuntary Termination that occurs on or before March 1, 2011.

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(ii) The requirement to resign within 45 days following an event described in clause (ii) of the definition of Involuntary Termination in order to receive the severance described in the section entitled Change of Control (as amended by the First and Second Amendments) hereby is waived through and including March 1, 2011. Instead, you shall be required to give the Company sixty (60) days notice in advance of the date of your voluntary resignation. For avoidance of doubt, this means that the latest you could give notice to the Company under this section Catterton/Tower III Change of Control is December 31, 2010, for a termination on March 1, 2011. The Company shall have the right to waive all or part of the sixty (60) day notice period and to terminate your employment at any time after such notice is given.

3. The last sentence in the “Compliance with Section 409A” section in Attachment B (which was added by the Second Amendment) is hereby amended to read as follow:

Notwithstanding anything to the contrary, the Company has concluded that the severance or other payments or benefits to be paid to you under this Agreement which are attributable to the Catterton/Tower III Change of Control (as defined above), along with the modifications to the Agreement created by the First, Second and Third Amendments, either are (i) exempt from Section 409A of the Code or (ii) compliant with Section 409A of the Code, and the Company will report and withhold taxes, as applicable, consistent with such position.

4. Employee acknowledges and agrees that the modifications to the Agreement in this Amendment do not per se constitute grounds for an Involuntary Termination.

5. Except as provided above in this Amendment, all terms, covenants and conditions in the Agreement (for the avoidance of doubt, including the First Amendment and the Second Amendment) shall remain in full force and effect and shall not be affected by this Amendment.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereby execute this First Amendment to Offer Letter as of the date first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Gary Friedman	/s/ Ken Dunaj
	Name	Ken Dunaj
Title

SIGNATURE PAGE TO THIRD AMENDMENT TO OFFER LETTER